Bill Roskin Stationery






                                                              March 14, 2005

[Insert Name and Address]



                 Re: Acceleration of "Underwater" Stock Options


Dear [insert first name],

              I am pleased to advise that, on March 8, 2005, the Compensation Committee of Viacom's Board of Directors accelerated the vesting of a major portion of your unvested stock options granted under the Company's Long-Term Management Incentive Plans (LTMIP).

              The Committee felt it appropriate to require the Company's Section 16 officers to hold the shares acquired upon the exercise of these options until their original vesting date or, if earlier, the executive's last day of employment, other than shares needed to cover the exercise price and satisfy withholding taxes.

              This acceleration does not apply to stock options granted since the Company's new LTMIP was adopted on May 19, 2004 or granted under the Company's "Fund the Future" program or stock options with an exercise price of less than $38.

              Smith Barney (SB) has not yet updated its website to reflect this acceleration but will do so shortly. Also, please be reminded that it is Company policy that Section 16 officers are not permitted to exercise Viacom stock options through the Company's program with SB. You must execute these transactions through a broker selected by you.

              Of course, you should feel free to call me if you have any questions.

                                                              Sincerely,



                                                              William A. Roskin